W&T Offshore Announces Third Quarter 2017 Operational And Financial Results

HOUSTON, Nov. 1, 2017 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its third quarter 2017 operational and financial results. Some of the key items for the quarter and subsequent period include:

  Production for the third quarter of 2017 was impacted by well maintenance, weather, pipeline outages, and platform maintenance that collectively resulted in deferred production of almost 4,900 Boe per day. Current production is running at around 40,000 Boe per day and is expected to average around 40,000 Boe per day in the fourth quarter of 2017. Production for the third quarter of 2017 averaged 36,459 barrels of oil equivalent ("Boe") per day (or 3.4 million Boe for the quarter), 60% of which was oil and natural gas liquids ("NGLs"), compared to 41,508 Boe per day in the third quarter of 2016.
  Revenues were $110.3 million, up $2.9 million, or 3% compared to the third quarter of 2016. Oil and NGLs sales made up 77% of revenues in the third quarter of 2017 compared to 72% in the third quarter of 2016.
  Lease operating expenses (LOE) were $35.1 million compared to $37.5 million in the third quarter of 2016.
  Operating income was $15.7 million compared to an operating loss in the third quarter of 2016 of $58.3 million, which included a non-cash ceiling test write-down of $57.9 million.
  Interest expense, net of amount capitalized, decreased 51%, to $11.6 million in the third quarter of 2017 compared to $23.7 million in the third quarter of 2016.
  Excluding special items, our adjusted net income was $6.0 million and earnings were $0.04 per share. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.) On a GAAP basis, pre-tax income was $4.2 million and federal income tax expense was $5.5 million resulting in a net loss of $1.3 million. (Please see the Income Tax section of this release for a description of this unusual occurrence.)
  Cash flow from operating activities increased to $130.3 million for the first nine months of 2017 representing an improvement of $139.5 million over the same period in 2016.
  Adjusted EBITDA for the third quarter of 2017 was $57.2 million, up $4.7 million compared to the third quarter of 2016. Adjusted EBITDA for the first nine months of 2017 was $195.5 million, up $85.7 million over the same period in 2016. Our Adjusted EBITDA margin was 55% for the first nine months of 2017, up from 39% in the first nine months of 2016. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  In early September the Bureau of Ocean Energy Management ("BOEM") rescinded its four orders issued in 2016 that instructed W&T to provide additional supplemental bonding of $260.8 million. The Company is in compliance with its financial assurance obligations to the BOEM and has no outstanding BOEM orders related to financial assurance obligations.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "We continue to have great success with the drill bit and are still at a 100% success rate in 2017, which is identical to the last few years at 100%. Through the end of October 2017 we have drilled four successful wells this year and expect more to come. We are in the process of completing the Ship Shoal 300 B-5 ST well, a field extension well in our highly successful SS300 field, which encountered 172 feet of net stacked pay. This Gulf of Mexico shelf well was drilled from our SS 300 B platform and is expected to be on line as soon as we demobilize the rig. We are very encouraged by the success of this well which has exceeded our pre-drill expectations and is adding reserves and value in the field.

"We are currently drilling the A-17 well at Ship Shoal 349 "Mahogany" which is planned to test and extend the western limits of the field. The Mahogany field continues to perform exceptionally well and offers substantial upside potential. As we experienced with the prolific P-sand in the field, the total recoverable reserves resulting from the T-sand have continued to increase since our initial booking. Strong production from the reservoir along with positive drilling results is proving up larger amounts of oil in place. Assuming success, the A-17 well will be on line late in the fourth quarter of 2017. Once we have drilled and completed the A-17 well we will begin drilling the A-5 ST.

"We also have a number of high-quality low-risk exploration opportunities underway or planned for the near-future that offer substantial potential for solid reserve and production additions. We have commenced drilling an exploratory well at South Timbalier 224 and an exploratory well at Main Pass 286. Both wells are in open water locations on the shelf. Assuming success, the South Timbalier well could be online in late 2018 and the Main Pass 286 well in early 2019. Field extension wells are planned at our Ewing Banks 910 field and at Viosca Knoll 823 ("Virgo") towards the end of this year, and that will carry over into what should be a very active 2018," concluded Mr. Krohn.

Production, Revenues and Price: Total production was 3.4 million barrels of oil equivalent ("MMBoe") in the third quarter of 2017, down from 3.8 MMBoe in the third quarter of 2016.

The Mahogany, Ewing Bank 910, and Virgo fields delivered the largest production increases for the third quarter of 2017 compared to the third quarter of 2016 because of our successful work programs. Production for the third quarter of 2017 was negatively impacted by well maintenance, weather, pipeline outages, and platform maintenance that collectively resulted in deferred production of almost 4,900 Boe per day.

Revenues for the third quarter of 2017 increased 3% to $110.3 million compared to $107.4 million in the third quarter of 2016. The increase in revenues was due to a 16% increase in our realized commodity price, offset by a 12% decline in production volumes. We sold 36,459 Boe per day at an average realized sales price of $32.43 per Boe compared to 41,508 Boe per day sold at an average realized sales price of $27.97 per Boe in the third quarter of 2016. In the second quarter of 2017, we sold 43,084 Boe per day at an average realized sales price of $31.10 per Boe.

Lease Operating Expenses: Lease operating expense ("LOE"), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, decreased $2.4 million to $35.1 million in the third quarter of 2017 compared to the third quarter of 2016. On a component basis, base lease operating expenses decreased $4.0 million and workover expenses decreased $1.2 million, partially offset by increased facilities maintenance expense of $2.2 million and increased insurance premiums of $0.6 million. Base lease operating expenses decreased primarily due to continued cost reduction efforts by the Company, cost reductions at non-operated properties and lower processing costs at one of our fields. The decrease in workover expenses was primarily due to reclassifying such costs to a capital project as the result of a workover turning into a sidetrack well. The facility maintenance expense increase is primarily due to engine and compressor overhauls and maintenance at several platforms.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for asset retirement obligations ("ARO"), decreased to $10.88 per Boe for the third quarter of 2017 from $13.49 per Boe for the third quarter of 2016. On a nominal basis, DD&A decreased $15.0 million to $36.5 million for the third quarter of 2017 from $51.5 million for the third quarter of 2016 primarily due to a decrease in the DD&A rate per Boe. DD&A decreased primarily due to the ceiling test write-downs recorded during 2016 and lower capital expenditures in relation to DD&A expense during 2016, both of which lowers the full-cost pool subject to DD&A.

General and Administrative Expenses ("G&A"): G&A increased to $15.6 million for the third quarter of 2017 compared to $12.7 million in the third quarter of 2016. Increases in incentive compensation in 2017 and the expense impact of reinstating the Company's match of employee's 401(K) contributions were partially offset by reductions in salaries and share-based compensation. In the third quarter of 2016, no accruals were made for the short-term incentive program and transaction costs related to the Exchange Transaction previously recorded as G&A expenses were reclassified to Gain on Exchange of Debt, which is a transaction completed in September 2016.

Derivative (gain) loss: The third quarter of 2017 reflects a $2.9 million derivative loss associated with our crude oil and natural gas derivative contracts, which includes settled contracts and open contracts recorded at fair value as of September 30, 2017. We entered into derivative contracts for crude oil and natural gas during the first quarter of 2017, relating to a portion of our 2017 estimated production. The third quarter of 2016 reflects a $0.4 million derivative loss for our crude oil and natural gas derivative contracts.

Interest expense: Interest expense, net of amounts capitalized, was $11.6 million in the third quarter of 2017, decreasing 51% from the $23.6 million for the third quarter of 2016. The decrease was primarily attributable to the Exchange Transaction that was completed on September 7, 2016. In addition, interest expense was lower as we had no borrowings on the revolving bank credit facility during the third quarter of 2017 compared to borrowings averaging over $100 million during the third quarter of 2016.

Income Tax: Our income tax expense in the third quarter of 2017 was $5.5 million on pre-tax income of $4.2 million. Under generally accepted accounting principles we are required to use the effective tax rate method in computing income tax expense or benefit for interim periods. Somewhat improving commodity prices and a relatively lower forecasted spend for plug and abandonment work in 2017 revised our forecast which required us to reduce the amount of benefits previously recorded in the first half of 2017 under the effective tax rate method. Based on current information, we expect our full year tax benefit to be around $14 million. In the third quarter of 2016 we recorded a tax benefit of $3.8 million. Our annualized effective tax rate for the third quarter of 2017 and 2016 is not meaningful. The income tax benefit for both periods relates to NOL carryback claims made pursuant to IRC Section 172(f) (related to rules for "specified liability losses"), which permit certain platform dismantlement, well abandonment and site clearance costs to be carried back 10 years. For both periods, adjustments in the valuation allowance offset changes in net deferred tax assets.

As of September 30, 2017, the balance sheet reflects current income tax receivables of $11.6 million and non-current income tax receivables of $52.1 million. The current income tax receivables as of September 30, 2017 relates to our estimated NOL carryback claim for 2017 associated with our plug and abandonment spending in 2017. The non-current income tax receivables relates to our NOL claims for the years 2012, 2013 and 2014 that were carried back to prior years and to an estimated NOL claim for 2017 that is expected to be filed subsequent to December 31, 2017. These carryback claims are made pursuant to IRC Section 172(f) described above.

Net Income (Loss) & Earnings Per Share: For the third quarter of 2017, excluding special items, our adjusted net income was $6.0 million and our earnings per share were $0.04 per share. We reported pre-tax income of $4.2 million, federal income tax expense of $5.5 million and a net loss of $1.3 million or $0.01 per common share. This compares to a third quarter 2016 reported net income of $45.9 million, or $0.48 per common share. Excluding special items (including a non-cash ceiling test write-down of oil and natural gas properties, a gain on exchange of debt, other minor non-operating costs, and an unrealized commodity derivative loss, all net of applicable federal income tax) the adjusted net loss was $22.6 million and adjusted loss per share was $0.24 per share for the third quarter of 2016. (See the "Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.)

Cash Flow and Adjusted EBITDA: Net cash provided by operating activities in the first nine months of 2017 was $130.3 million compared to net cash used by operating activities of $9.2 million for the same period in 2016, an improvement of $139.5 million between periods. Cash flows from operating activities were $171.9 million in the first nine months of 2017, (before changes in working capital, insurance reimbursements, escrow deposits and ARO settlements), compared to $42.8 million over the same period in 2016. The increase in cash flows was primarily due to higher realized prices for all our commodities - oil, NGLs and natural gas, lower operating costs and lower interest payments.

Our combined average realized sales price per Boe increased 32% in the first nine months of 2017, which caused total revenues to increase $82.6 million (partially offset by total decreases of 4% in production volumes which included extraordinary downtime due to storms, pipeline repairs and platform maintenance). Lease operating expenses decreased $11.8 million, and interest expense, net of amounts capitalized decreased $46.5 million. Other items affecting operating cash flows for the nine months were ARO settlements of $56.2 million (essentially the same as in the prior-year) and the escrow payment related to the Apache lawsuit of $49.5 million, partially offset by insurance reimbursements of $31.7 million and changes in receivables, accounts payable and accrued liabilities of $30.2 million.

Adjusted EBITDA for the third quarter of 2017 was $57.2 million, up $4.7 million compared to the third quarter of 2016. Our Adjusted EBITDA margin was 52% in the third quarter of 2017, compared to 49% in the third quarter of 2016. Adjusted EBITDA for the first nine months of 2017 was $195.5 million, up $85.7 million over the same period in 2016. Our Adjusted EBITDA margin was 55% for the first nine months of 2017, up from 39% in the first nine months of 2016.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Information" section at the end of this news release.

Liquidity: At September 30, 2017, our total liquidity was $255.9 million, consisting of an unrestricted cash balance of $106.2 million and $149.7 million of availability under our $150 million revolving bank credit facility.

Capital Expenditures: Our capital expenditures for oil and gas properties on an accrual basis for the first nine months of 2017 were $79.1 million compared to $24.1 million for the same period in 2016 ($73.4 million in the 2017 period on a cash basis compared to $61.5 million for the 2016 period). In the first nine months of 2017 over half of our capital expenditures were dedicated to the four wells at our Mahogany field while the remainder was dedicated to a new drill well at Ship Shoal 300, recompletions at Main Pass 69 and High Island 22 and a number of other fields. The remainder of the expenditures was associated with development activities and seismic.

For 2017, our capital budget remains at $125.0 million. Our plug and abandonment activities for 2017 are currently estimated at approximately $70.0 million. Capital expenditures and abandonment activities are expected to be funded with cash on hand and cash flow from operating activities.

OPERATIONS UPDATE

We currently have three rigs operating in the Gulf of Mexico.

Ship Shoal 349 "Mahogany" (100% WI, operated, shelf): We are drilling the A-17 well, which will test and extend the western limits of the field and the large T-sand reservoir. Following the A-17 well, we plan to drill the A-5 ST well targeting the 'Q' and 'P' sands that were logged and evaluated in the A-18 well drilled earlier this year. Workover and recompletion opportunities also exist at Mahogany and will be done as time and operating conditions permit. Mahogany production has averaged over 7,700 Boe per day net to our interest in 2017.

Ship Shoal 300 B-5 ST (79% WI, operated, shelf): Completion operations are currently underway at our SS 300 B-5 ST well, which reached total depth of 5,772 feet on September 26, 2017. This exploration well should be on line in the fourth quarter of 2017 and is being completed as a dual producer. This is an extension well in the highly successful SS300 field. The well was drilled from our SS 300 B platform and encountered 172 feet of net stacked pay.

South Timbalier 224 (39% WI, operated, shelf): In mid-October 2017, we mobilized a rig on location to begin drilling an exploration well at ST 224 in approximately 170 feet of water. Seismic indicates a large amplitude supported prospect located in a working analog producing field trend. Although the well is in an open water location, it is located near existing infrastructure and if successful could be hooked up to any number of relatively nearby platforms and placed on production in late 2018.

Viosca Knoll 823 "Virgo" (80% WI, operated, deepwater): The A-10 ST well is expected to be the first well in a multi-well drilling program at our Virgo field and drilled off of the Virgo platform. If successful this well could be online in the first quarter of 2018. Two additional wells, the A-12 and the A-2ST wells, are also expected to be drilled following completion operations of the A-10 ST. Assuming success, these wells can be brought on line relatively quickly.

Ewing Bank 910 (36% - 50% WI, operated, deepwater): Two wells are planned in our Ewing Bank 910 field, which are the South Timbalier 311 A-2 and A-3 wells. We anticipate beginning rig mobilization in the fourth quarter of 2017 with a likely spud in the middle of the first quarter of 2018. We view both of these wells to be low-risk exploration opportunities with multiple stacked pay sands. If successful, these wells can be brought on line quickly via existing infrastructure and pipelines.

Main Pass 286 (100% WI, operated, shelf): This is an exploratory well that is currently being drilled in an open water location in 300 feet of water that is near existing infrastructure owned by W&T. The target is a strong amplitude variation with offset (AVO) supported Middle Miocene oil prospect in the Cris I sand at a target depth of 14,100'.

Well Recompletions and Workovers: The Main Pass 69 E-1 recompletion was finished and put on line recently. We have another six recompletions of various wells to do for the remainder of this year. So far this year, we have performed eleven recompletions that added approximately 2,400 Boe per day of production and ten workovers that have added approximately 5,400 Boe per day of production.

Fourth Quarter and Full Year 2017 Outlook:

Our guidance for the fourth quarter and full year 2017 in the table below represents the Company's best estimate of the range of likely future results. Fourth quarter guidance reflects approximately 174,000 Boe or over five days of production deferrals related to downtime associated with Hurricane Nate in October 2017. Guidance could be affected by the factors described below in "Forward-Looking Statements."

	Fourth Quarter	Prior Full Year	Revised Full Year
Production	2017	2017	2017

Oil and NGL's (MMBbls)	2.0 - 2.2	8.4 - 9.3	8.3 - 8.8

Natural Gas (Bcf)	8.8 - 9.7	36.1 - 40.0	36.1 - 38.3

Total (Bcfe)	20.7 - 22.8	86.9 - 96.0	85.8 - 91.1

Total (MMBoe)	3.4 - 3.8	14.5 - 16.0	14.3 - 15.2

Operating Expenses	Fourth Quarter	Prior Full Year	Revised Full Year
($ in millions)	2017	2017	2017

Lease operating expenses	$37 - $41	$149 - $165	$139 - $153

Gathering, transportation &
production taxes	$6 - $7	$25 - $28	$22 - $25

General and administrative	$14 - $16	$56 - $62	$58 - $62

Income tax rate benefit		32%	26%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Thursday, November 2, 2017, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. An updated investor presentation can be accessed from the Company's website. A replay of the conference call will be available after the call until November 9, 2017, and may be accessed by calling 201-612-7415 and using the passcode 13672623#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 50 producing fields in federal and state waters and has under lease approximately 710,000 gross acres, including approximately 460,000 gross acres on the Gulf of Mexico Shelf and approximately 250,000 gross acres in the deepwater. A majority of the Company's daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company's website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In thousands, except per share data)

Revenues	$110,281	$107,403	$357,997	$284,773

Operating costs and expenses:
Lease operating expenses	35,134	37,520	106,817	118,611
Gathering, transportation costs and production taxes	4,448	5,643	16,939	18,029
Depreciation, depletion, amortization and accretion	36,489	51,500	116,843	172,726
Ceiling test write-down of oil and natural gas properties	-	57,912	-	279,063
General and administrative expenses	15,631	12,692	45,379	45,370
Derivative (gain) loss	2,879	412	(4,765)	2,861
Total costs and expenses	94,581	165,679	281,213	636,660
Operating income (loss)	15,700	(58,276)	76,784	(351,887)

Interest expense, net of amounts capitalized	11,554	23,618	34,284	80,760
Gain on exchange of debt	-	123,960	7,811	123,960
Other (income) expense, net	(41)	(73)	5,073	1,209
Income (loss) before income tax expense (benefit)	4,187	42,139	45,238	(309,896)
Income tax expense (benefit)	5,484	(3,789)	(11,079)	(44,393)
Net income (loss)	$(1,297)	$45,928	$56,317	$(265,503)

Basic and diluted earnings (loss) per common share	$(0.01)	$0.48	$0.39	$(3.25)

Weighted average common shares outstanding	137,575	92,243	137,547	81,748

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	September 30,			Variance
	2017	2016	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	1,700	1,791	(91)	-5.1%
NGL (MBbls)	299	372	(73)	-19.6%
Oil and NGLs (MBbls)	1,999	2,163	(164)	-7.6%
Natural gas (MMcf)	8,130	9,935	(1,805)	-18.2%
Total oil and natural gas (MBoe) (1)	3,354	3,819	(465)	-12.2%
Total oil and natural gas (MMcfe) (1)	20,125	22,912	(2,787)	-12.2%

Average daily equivalent sales (Boe/d)	36.4	41.5	(5.1)	-12.2%
Average daily equivalent sales (MMcfe/d)	218.8	249.0	(30.3)	-12.2%

Average realized sales prices:
Oil ($/Bbl)	$45.92	$39.62	$6.30	15.9%
NGLs ($/Bbl)	22.07	18.02	4.05	22.5%
Oil and NGLs ($/Bbl)	42.35	35.91	6.44	17.9%
Natural gas ($/Mcf)	2.97	2.93	0.04	1.4%
Barrel of oil equivalent ($/Boe)	32.43	27.97	4.46	15.9%
Natural gas equivalent ($/Mcfe)	5.40	4.66	0.74	15.9%

Average per Boe ($/Boe):
Lease operating expenses	$10.48	$9.82	$0.66	6.7%
Gathering and transportation costs and production taxes	1.33	1.48	(0.15)	-10.1%
Depreciation, depletion, amortization and accretion	10.88	13.49	(2.61)	-19.3%
General and administrative expenses	4.66	3.32	1.34	40.4%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.75	$1.64	$0.11	6.7%
Gathering and transportation costs and production taxes	0.22	0.25	(0.03)	-12.0%
Depreciation, depletion, amortization and accretion	1.81	2.25	(0.44)	-19.6%
General and administrative expenses	0.78	0.55	0.23	41.8%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Nine Months Ended
	September 30,			Variance
	2017	2016	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	5,428	5,532	(104)	-1.9%
NGL (MBbls)	1,024	1,180	(156)	-13.2%
Oil and NGLs (MBbls)	6,451	6,712	(261)	-3.9%
Natural gas (MMcf)	28,005	29,696	(1,691)	-5.7%
Total oil and natural gas (MBoe) (1)	11,119	11,661	(542)	-4.6%
Total oil and natural gas (MMcfe) (1)	66,714	69,967	(3,253)	-4.6%

Average daily equivalent sales (Boe/d)	40.7	42.6	(1.8)	-4.3%
Average daily equivalent sales (MMcfe/d)	244.4	255.4	(11.0)	-4.3%

Average realized sales prices:
Oil ($/Bbl)	$45.81	$35.01	$10.80	30.8%
NGLs ($/Bbl)	21.88	15.85	6.03	38.0%
Oil and NGLs ($/Bbl)	42.01	31.64	10.37	32.8%
Natural gas ($/Mcf)	2.97	2.33	0.64	27.5%
Barrel of oil equivalent ($/Boe)	31.85	24.15	7.70	32.0%
Natural gas equivalent ($/Mcfe)	5.31	4.02	1.29	32.0%

Average per Boe ($/Boe):
Lease operating expenses	$9.61	$10.17	$(0.56)	-5.5%
Gathering and transportation costs and production taxes	1.52	1.55	(0.03)	-1.9%
Depreciation, depletion, amortization and accretion	10.51	14.81	(4.30)	-29.0%
General and administrative expenses	4.08	3.89	0.19	4.9%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.60	$1.70	$(0.10)	-5.9%
Gathering and transportation costs and production taxes	0.25	0.26	(0.01)	-3.8%
Depreciation, depletion, amortization and accretion	1.75	2.47	(0.72)	-29.1%
General and administrative expenses	0.68	0.65	0.03	4.6%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2017	2016
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$106,164	$70,236
Receivables:
Oil and natural gas sales	39,165	43,073
Joint interest	21,877	21,885
Insurance reimbursement	-	30,100
Income taxes	11,623	11,943
Total receivables	72,665	107,001
Prepaid expenses and other assets	15,073	14,504
Total current assets	193,902	191,741

Property and equipment	8,065,626	7,953,402
Less accumulated depreciation, depletion and amortization	7,510,372	7,406,349
Net property and equipment	555,254	547,053
Restricted deposits for asset retirement obligations	25,339	27,371
Income tax receivables	52,097	52,097
Escrow deposit - Apache lawsuit	49,500	-
Other assets	11,279	11,464
Total assets	$887,371	$829,726

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$72,197	$81,039
Undistributed oil and natural gas proceeds	20,084	26,254
Asset retirement obligations	29,456	78,264
Long-term debt	11,147	8,272
Accrued liabilities	26,550	9,200
Total current liabilities	159,434	203,029
Long-term debt:
Principal	873,733	873,733
Carrying value adjustments	108,884	138,722
Long-term debt, less current portion - carrying value	982,617	1,012,455

Asset retirement obligations, less current portion	275,560	256,174
Apache lawsuit liability	49,500	-
Other liabilities	17,531	17,105
Commitments and contingencies	-	-
Shareholders' deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 140,690,917 issued and 137,821,744 outstanding at September 30, 2017; 140,543,545 issued and 137,674,372 outstanding at December 31, 2016	1	1
Additional paid-in capital	545,422	539,973
Retained earnings (deficit)	(1,118,527)	(1,174,844)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' deficit	(597,271)	(659,037)
Total liabilities and shareholders' deficit	$887,371	$829,726

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
	(In thousands)

Operating activities:
Net Income (loss)	$56,317	$(265,503)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	116,843	172,726
Ceiling test write-down of oil and natural gas properties	-	279,063
Gain on exchange of debt	(7,811)	(123,960)
Debt issuance costs write-down/amortization of debt items	1,271	2,135
Share-based compensation	5,449	7,642
Derivative (gain) loss	(4,765)	2,861
Cash receipts on derivative settlements	3,924	4,746
Deferred income taxes	321	15,484
Changes in operating assets and liabilities:
Oil and natural gas receivables	3,906	294
Joint interest receivables	8	4,281
Insurance reimbursements	31,740	-
Income taxes	320	(52,392)
Prepaid expenses and other assets	2,194	(16,128)
Escrow deposit - Apache lawsuit	(49,500)	-
Asset retirement obligation settlements	(56,226)	(56,167)
Accounts payable, accrued liabilities and other	26,329	15,750
Net cash provided by (used in) operating activities	130,320	(9,168)

Investing activities:
Investment in oil and natural gas properties and equipment	(79,088)	(24,062)
Changes in operating assets and liabilities associated with investing activities	5,679	(37,400)
Proceeds from sales of assets	-	1,500
Purchases of furniture, fixtures and other	(905)	(96)
Net cash used in investing activities	(74,314)	(60,058)

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	-	340,000
Repayments of long-term debt - revolving bank credit facility	-	(340,000)
Issuance of 1.5 Lien Term Loan	-	75,000
Payment of interest on 1.5 Lien Term Loan	(6,170)	-
Payment of interest on 2nd Lien PIK Toggle Notes	(7,335)	-
Payment of interest on 3rd Lien PIK Toggle Notes	(6,201)	-
Debt exchange/issuance costs	(421)	(17,920)
Other	49	83
Net cash provided by (used in) financing activities	(20,078)	57,163
Increase (decrease) in cash and cash equivalents	35,928	(12,063)
Cash and cash equivalents, beginning of period	70,236	85,414
Cash and cash equivalents, end of period	$106,164	$73,351

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

"Net Income (Loss) Excluding Special Items" does not include the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, write-down of debt issue costs, ceiling test write-down of oil and natural gas properties, gain on exchange of debt, Apache lawsuit, East Cameron 321 settlement, civil penalties, and associated income tax adjustments. Net Income (Loss) Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$(1,297)	$45,928	$56,317	$(265,503)
Unrealized commodity derivative (gain) loss	4,595	412	(841)	7,606
Default in payment by joint interest partners	385	928	860	2,331
Write-down debt issue costs	-	-	-	1,368
Ceiling test write-down of oil and natural gas properties	-	57,912	-	279,063
Gain on exchange of debt	-	(123,960)	(7,811)	(123,960)
Apache lawsuit	-	-	6,285	-
EC 321 settlement	-	-	(1,109)	-
Civil Penalties	-	-	1,820	-
Income tax adjustment for the items above	(1,743)	(3,789)	279	(23,796)
Income tax adjustment for effective tax rate for the quarter	4,019	-	-	-
Net income (loss) excluding special items	$5,959	$(22,569)	$55,800	$(122,891)

Basic and diluted income (loss) per common share, excluding special items	$0.04	$(0.24)	$0.39	$(1.50)

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, and accretion and ceiling test write-down of oil and natural gas properties. Adjusted EBITDA excludes the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, gain on exchange of debt, Apache lawsuit, East Cameron 321 settlement, civil penalties, and write-down of debt issue costs. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In thousands)
	(Unaudited)

Net income (loss)	$(1,297)	$45,928	$56,317	$(265,503)
Income tax expense (benefit)	5,484	(3,789)	(11,079)	(44,393)
Net interest expense	11,513	23,546	34,231	80,602
Depreciation, depletion, amortization and accretion	36,489	51,500	116,843	172,726
Ceiling test write-down of oil and natural gas properties	-	57,912	-	279,063
EBITDA	52,189	175,097	196,312	222,495

Adjustments:
Unrealized commodity derivative (gain) loss	4,595	412	(841)	7,606
Default in payment by joint interest partners	385	928	860	2,331
Gain on exchange of debt	-	(123,960)	(7,811)	(123,960)
Apache lawsuit	-	-	6,285	-
EC 321 settlement	-	-	(1,109)	-
Civil Penalties	-	-	1,820	-
Write-down debt issue costs	-	-	-	1,368
Adjusted EBITDA	$57,169	$52,477	$195,516	$109,840

Adjusted EBITDA Margin	52%	49%	55%	39%

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Associates	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326